Exhibit 10.3

2004 STOCK PLAN
PERFORMANCE SHARES AGREEMENT
(U.S. SERVICE PROVIDERS)

Grant # ________

NOTICE OF GRANT

Taleo Corporation (the “Company”) hereby awards you, [NAME OF EMPLOYEE] (the “Participant”), the number of performance shares indicated below (the “Performance Shares”) under the Company’s 2004 Stock Plan (the “Plan”).  Unless otherwise defined herein, the terms used but not defined in this Performance Shares Award Agreement (the “Award Agreement”) will have the same defined assigned to them in the Plan. Subject to the provisions of Appendix A (attached hereto) and of the Plan, the principal features of this Award are as follows:

Date of Grant
Vesting Commencement Date
Number of Performance Shares

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Performance Shares will vest in accordance with the following schedule:

[One-fourth (1/4) of the Performance Shares shall vest on the one (1) year anniversary of the Vesting Commencement Date, and thereafter one-sixteenth (1/16) of the Performance Shares shall vest on each quarterly anniversary of the Vesting Commencement Date, subject to Participant’s remaining a Service Provider through each applicable vesting date.]*

*Except as otherwise provided in Appendix A [TO BE INCLUDED UNLESS THE COMPENSATION COMMITTEE DETERMINES OTHERWISE: or in an employment or other agreement entered into prior to the date of grant between the Company and Participant as referenced in Section 3 of the Award Agreement], in the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Performance Shares, the unvested Performance Shares will immediately be forfeited and Participant’s right to acquire any Shares thereunder will immediately terminate.

PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

By Participant’s signature and the signature of the representative of Taleo Corporation (the “Company”) below, Participant and the Company agree that this Award of Performance Shares is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including this Notice of Grant and the Terms and Conditions of Performance Shares, attached hereto as Appendix A, all of which are made a part of this document.  Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT                                                                         TALEO CORPORATION

_______________________________ [NAME]	By: __________________________ [NAME
Title:_____________________________
Date:___________________________	Date:_____________________________

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APPENDIX A

TERMS AND CONDITIONS OF PERFORMANCE SHARES

1.           Grant.  The Company hereby grants to the Participant named in the Notice of Grant of this Award Agreement (the “Participant”) under the Plan an Award of Performance Shares, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference.  Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2.           Company’s Obligation to Pay.  Each Performance Share represents the right to receive a Share on the date it vests (or at such later time indicated in this Award Agreement).  Unless and until the Performance Shares will have vested in the manner set forth in Sections 3 or 4 of this Award Agreement or Section 15 of the Plan, Participant will have no right to payment of any such Performance Shares.  Prior to actual payment of any vested Performance Shares, such Performance Shares will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.  Any Performance Shares that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her to his or her properly designated beneficiary or estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7.  Subject to the provisions of Section 4, such vested Performance Shares will be paid in Shares upon or as soon as practicable after vesting, but in each such case within the period ending no later than the later of (i) the end of the calendar year that includes the vesting date or (ii) the date that is sixty (60) days from the vesting date.

3.           Vesting Schedule.  Except as provided in Section 4 and Section 15 of the Plan, and subject to Section 5, the Performance Shares awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant attached this Award Agreement [TO BE INCLUDED UNLESS COMPENSATION COMMITTEE DETERMINES OTHERWISE AND MODIFIED AS NEEDED TO CONFORM TO THE APPLICABLE VESTING ACCELERATION PROVISIONS: which shall be deemed to include any acceleration of vesting provisions included in Participant’s employment or other agreement with the Company that applies to performance shares, restricted stock units and/or restricted stock], subject to Section 13 of the Plan.  Performance Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4.           Acceleration of Vesting.

(a)           Administrator Discretion The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Shares at any time, subject to the terms of the Plan.  If so accelerated, such Performance Shares will be considered as having vested as of the date specified by the Administrator.  Subject to the provisions of this Section 4 and Section 5, if the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Performance Shares, the payment of such accelerated Performance Shares shall be made as provided in Section 2; provided, however, if the Performance Shares are “deferred compensation” within the meaning of Section 409A, the payment of such accelerated Performance Shares nevertheless shall be made at the same time or times as if such Award had vested in accordance with the vesting schedule set forth in Section 3, including any necessary application of Section 4(b) (whether or not the Participant remains a Service Provider as of such date(s)).  Notwithstanding the foregoing, any delay in payment pursuant to this Section 4(a) will cease upon the Participant’s death and such payment will be made as soon as practicable after the date of Participant’s death (and in all cases within ninety (90) days following such death).  For purposes of this Award Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(b)           Termination as a Service Provider.  Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance Shares is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated the Performance Shares will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated the Performance Shares will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Performance Shares will be paid in Shares to the Participant’s estate or properly designated beneficiary as soon as practicable following his or her death (and in all cases within ninety (90) days of Participant’s death).  It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Performance Shares provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

(c)           Change in Control.  Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of all or a portion of the Performance Shares accelerate (a) pursuant to Section 15(c) of the Plan in the event of a Change in Control that is not a “change in control” within the meaning of Section 409A or (b) pursuant to any other plan or agreement that provides for acceleration in the event of a change in control that is not a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award will be made in accordance with the timing of payment rules that apply to discretionary accelerations under Section 4(a) of this Award Agreement.  If the vesting of all or a portion of the Performance Shares accelerate in the event of a Change in Control that is a “change in control” within the meaning of Section 409A, then the payment of such accelerated Performance Shares shall be paid no later than the date that is sixty (60) days from the vesting date.

5.           Forfeiture upon Termination of Status as a Service Provider.  Notwithstanding any contrary provision of this Award Agreement, the balance of the Performance Shares that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company and Participant’s right to acquire any Shares hereunder will immediately terminate.

6.           Death of Participant.  Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate (or such other person to whom the Performance Shares are transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution).  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.           Withholding of Taxes.  Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares.  If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Performance Shares otherwise are scheduled to vest pursuant to Sections 3 or 4, Participant will permanently forfeit such Performance Shares and any right to receive Shares thereunder and the Performance Shares will be returned to the Company at no cost to the Company.

Until and unless the Administrator determines otherwise, when Shares are issued as payment for Performance Shares, the Company (or the employing Parent or Subsidiary) will withhold a portion of the Shares that have an aggregate market value sufficient to pay the minimum federal, state, local and foreign income, employment, social insurance, payroll tax and any other applicable taxes required to be withheld by the Company (or the employing Parent or Subsidiary) with respect to the Shares or with respect to which the Grantee has agreed to bear responsibility (the “Tax Obligations”), unless the Company, in its sole discretion, requires the Participant to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. No fractional Shares will be withheld or issued pursuant to the grant of Performance Shares and the issuance of Shares thereunder; instead, the number of any Shares withheld pursuant to this Section will be rounded down to the nearest whole Share and, unless determined otherwise by the Company, any additional withholding necessary for this reason will be done by the Company through the Participant’s paycheck or through direct payment by the Participant to the Company in the form of cash or check.

In addition and to the maximum extent permitted by law, after consultation with the Company’s Compliance Officer (as defined in the Company’s Insider Trading Policy), the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash or remitting a check, (b) having the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (e) a combination thereof.  In addition and to the maximum extent permitted by law, the Company (or the employing Parent or Subsidiary) has the right to retain without notice from salary or other amounts payable to the Participant, cash having a sufficient value to satisfy any tax withholding obligations that cannot be satisfied through the withholding of otherwise deliverable Shares.  By accepting this Award, the Participant expressly consents to the withholding of Shares, and to any cash or Share withholding as provided for in this Section.  All income and other taxes related to the Performance Share award and any Shares delivered in payment thereof are the sole responsibility of the Participant.

8.           Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account).  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9.           No Guarantee of Continued Service.

(a)           No Effect on Employment.  The Participant’s employment with the Company and any Parent or Subsidiary is on an at-will basis only, subject to the provisions of Applicable Law.  Accordingly, subject to any written, express employment contract with the Participant, nothing in this Award Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Parent or Subsidiary or shall interfere with or restrict in any way the rights of the Company or the employing Parent or Subsidiary, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any reason whatsoever, with or without good cause.  Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the Parent or Subsidiary employing the Participant.

(b)           Acknowledgement.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF PERFORMANCE SHARES OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10.           Address for Notices.  Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Secretary, at Taleo Corporation, 575 Market Street, Eighth Floor, San Francisco, California 94105, or at such other address as the Company may hereafter designate in writing.

11.           Grant is Not Transferable.  Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12.           Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13.           Additional Conditions to Issuance of Stock.  The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions:  (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Performance Shares as the Administrator may establish from time to time for reasons of administrative convenience. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

14.           Restrictions on Sale of Securities.  The Shares issued as payment for vested Performance Shares under this Award Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt.  However, Participant’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

15.           Plan Governs.  This Award Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.  Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

16.           Administrator Authority.  The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

17.           Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Performance Shares awarded under the Plan or future Performance Shares that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.           Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

19.           Agreement Severable.  In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

20.           Entire Agreement; Modifications to the Agreement.  This Award Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Performance Shares.  Each payment and benefit payable under this Award Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

21.           Amendment, Suspension or Termination of the Plan.  By accepting this Award, Participant expressly warrants that he or she has received an Award of Performance Shares under the Plan, and has received, read and understood a description of the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

22.           Governing Law.  This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Award of Performance Shares or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Francisco Country, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Performance Shares is made and/or to be performed.

23.           Labor Law.  By accepting this Award, the Participant acknowledges that: (a) the grant of this Award is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares; (b) all determinations with respect to any future grants, including, but not limited to, the times when the Performance Shares shall be granted, the number of Performance Shares subject to each Award and the time or times when the Performance Shares shall vest, will be at the sole discretion of the Company; (c) the Participant’s participation in the Plan is voluntary; (d) the value of these Performance Shares is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; (e) this award of Performance Shares is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of these Performance Shares will cease upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Award Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) these Performance Shares have been granted to the Participant in the Participant’s status as a Service Provider of the Company or its Parent or one of its Subsidiary; (i) any claims resulting from this Award of Performance Shares shall be enforceable, if at all, against the Company; and (j) there shall be no additional obligations for any Parent or Subsidiary employing the Participant as a result of these Performance Shares.

24.           Disclosure of Participant Information.  By accepting this Award of Performance Shares, the Participant consents to the collection, use and transfer of personal data as described in this Section.  The Participant understands that the Company and its Parent and Subsidiaries hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Performance Shares or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”).  The Participant further understands that the Company and/or its Parent and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Parent and/or Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  The Participant understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia.  The Participant authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares of stock acquired from this award of Performance Shares of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on his or her behalf.  The Participant understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Human Resources department for the Company and/or its applicable Parent or Subsidiary.

25.           Language.  If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

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